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Exhibit 99.1

NEWS RELEASE

Exhibit 99.1

Contact:	Jeremy W. Smeltser (Investors) 704-752-4478 E-mail: investor@spx.com
Tina Betlejewski (Media) 704-752-4454 E-mail: media@spx.com

SPX REPORTS FIRST QUARTER 2005 RESULTS
Revenues up 4%, GAAP EPS of $9.17
Reduces Debt by $1.1 Billion

        CHARLOTTE, NC—May 4, 2005—SPX Corporation (NYSE:SPW) today reported results for the first quarter ended March 31, 2005. Revenues increased 4.2% to $1.03 billion from $990.9 million in the year-ago quarter. Organic revenue growth (revenue growth excluding the effects of foreign currency fluctuations and acquisitions and divestitures) was 0.7% and the favorable impact of currency fluctuations increased revenues 1.3%.

        Including the costs related to the early extinguishment of debt, diluted net earnings per share from continuing operations were a loss of $0.77, compared with income of $0.25 in the year-ago quarter. The first quarter of 2005 includes costs related to the early extinguishment of debt of $103.5 million, or $0.83 per share, and income of $740.7 million, or $9.94 per share, from discontinued operations. Including income from discontinued operations, diluted net earnings per share were $9.17, compared with $0.49 in the year-ago quarter. Free cash flow from continuing operations during the quarter was a negative $38.2 million, compared with a negative $86.6 million in the year-ago quarter.

        Chris Kearney, President and Chief Executive Officer said, "As expected, the first quarter of 2005 was a transitional one for SPX. I am encouraged that we achieved the first quarter segment operating targets communicated at our March investor conference, and are on track for our annual targets. The management team of SPX remains focused on our operating initiatives, and we expect to stabilize and improve operating margins and cash flow in the coming quarters."

        Kearney continued, "We have centralized critical decision making; completed internal operational excellence assessments at 71 facilities with improvement plans in development for each business unit; undertaken approximately 30 management upgrades across the company; and expect our Board of Directors to complete work shortly on a new compensation plan more directly linking pay to company performance. As a result, we expect reported segment income in Q2 to be $13.0 million above Q2 2004 and that our operating initiatives will lead to improved year on year operating income in Q3 and Q4 as well."

FINANCIAL HIGHLIGHTS—CONTINUING OPERATIONS

Thermal Products and Services

        Revenues for the first quarter of 2005 were $253.9 million compared to $224.7 million in the first quarter of 2004, an increase of $29.2 million, or 13.0%. The increase was due primarily to organic revenue growth of 10.9%. The organic revenue growth related primarily to the strong demand for dry cooling products and thermal services in Asia and Europe. The strength of foreign currencies relative to the U.S. dollar also had a favorable impact on revenues of 2.1%.

        Segment income was $17.6 million, or 6.9% of revenues, in the first quarter of 2005 compared to $20.9 million, or 9.3% of revenues, in the first quarter of 2004. The decrease in segment income and margins was due primarily to changes in customer mix, resulting in an increase in revenues from lower margin dry cooling products, and higher raw material costs.

Flow Technology

        Revenues for the first quarter of 2005 were $216.1 million compared to $200.8 million in the first quarter of 2004, an increase of $15.3 million, or 7.6%. The increase was due primarily to organic revenue growth of 3.1% and the McLeod Russel acquisition in January 2004. The organic revenue growth related primarily to strong demand in mining, petrochemical, and chemical markets. The strength of foreign currencies relative to the U.S. dollar also had a favorable impact on revenues of 2.2%.

        Segment income was $19.4 million, or 9.0% of revenues, in the first quarter of 2005 compared to $28.8 million, or 14.3% of revenues, in the first quarter of 2004. The decrease in segment income and margins was due primarily to changes in customer and product mix, continued operating inefficiencies within the valves Canadian operation and higher raw materials costs.

Test and Measurement

        Revenues for the first quarter of 2005 were $246.3 million compared to $248.0 million in the first quarter of 2004, a decrease of $1.7 million, or 0.7%. The decrease was due primarily to a decline in organic revenues of 6.9%. The decline in organic revenues was primarily due to the timing of certain contracts in the public transportation sector. The organic revenue decline was offset partially by increased revenues associated with acquisitions during the second half of 2004. The strength of foreign currencies relative to the U.S. dollar had a favorable impact on revenues of 1.2%.

        Segment income was $19.2 million, or 7.8% of revenues, in the first quarter of 2005 compared to $23.9 million, or 9.6% of revenues, in the first quarter of 2004. The decrease in segment income and margins was due primarily to the timing of contract revenue associated with the domestic transportation sector.

Industrial Products and Services

        Revenues for the first quarter of 2005 were $316.3 million compared to $317.4 million in the first quarter of 2004, a decrease of $1.1 million, or 0.3%. The decrease was due primarily to a decline in organic revenues of 2.1%. The decline in organic revenues was due to a decrease in revenues associated with recent market declines within the domestic automotive industry.

        Segment income was $19.1 million, or 6.0% of revenues, in the first quarter of 2005 compared to $18.9 million, or 6.0% of revenues, in the first quarter of 2004. Segment income and margins for the first quarter of 2005 were favorably impacted by pricing improvements and improved operating efficiencies at the company's Reynosa, Mexico facility. Segment income and margins were negatively impacted by price pressures and less cost absorption associated with the recent declines within the domestic automotive industry.

Corporate Expenses

        Corporate expenses were $20.3 million in the first quarter of 2005 compared to $13.4 million in the first quarter of 2004. The increase in corporate expenses was due primarily to additional professional fees associated with the implementation of the regulatory requirements of the Sarbanes-Oxley Act of 2002, increased insurance costs, higher expenses related to ongoing litigation, and relocation and other costs associated with centralizing certain functions within the corporate headquarters during the first quarter of 2005.

OTHER FIRST QUARTER ITEMS

        Discontinued Operations:    During the first quarter of 2005, the company completed the sales of the following business units:

  •
  BOMAG, for $446.0 million in cash and recorded a gain on the sale, net of taxes and transaction fees, of $126.4 million.

  •
  Edwards Systems Technology (EST), for $1.395 billion in cash and recorded a gain on the sale, net of taxes and transaction fees, of $656.4 million.

  •
  A specialty tool business, for $24.2 million in cash and recorded a loss on the sale, net of taxes and transaction fees, of $2.3 million.

  •
  Brookstone telecommunication services, for $0.9 million in cash and recorded a loss on the sale, net of taxes and transaction fees, of $10.6 million.

        On January 19, 2005, the company entered into a definitive agreement to sell Kendro to Thermo Electron Corporation for $833.5 million in cash. The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2005.

        On February 23, 2005, the company committed to a plan of disposal for its aftermarket filtration business and recorded a related loss, net of taxes, of $29.0 million.

        Debt Reduction:    During the first quarter of 2005, the company used the proceeds from the sales of discontinued operations to re-pay $400.0 million of outstanding term loans under its credit facility and completed cash tender offers for $668.2 million of the principal amount of its senior notes. In connection with these early extinguishments of debt, the company incurred expenses of $103.5 million in the quarter.

        Dividend:    On March 24, 2005, the Board of Directors declared a quarterly dividend of $0.25 per common share payable to shareholders of record on April 8, 2005. The first quarter dividend, totaling $18.8 million, was paid on April 22, 2005.

        Form 10-Q:    The company's quarterly report on Form 10-Q for the period ended March 31, 2005 will be filed today with the Securities and Exchange Commission. This press release should be read in conjunction with that filing, which will be available on the company's website at www.spx.com, in the Investor Relations section.

        SPX Corporation is a leading global provider of thermal products and services, flow technology, test and measurement solutions and industrial products and services. The Internet address for SPX Corporation's home page is www.spx.com.

        Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company's documents filed with the Securities and Exchange Commission, including the company's quarterly report on Form 10-Q for the period ended March 31, 2005 and the company's annual report on Form 10-K for the year ended December 31, 2004. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words "believe," "expect," "anticipate," "estimate," "guidance," "target" and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company's current complement of businesses, which is subject to change.

SPX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
($ in millions)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and equivalents	$1,157.3	$581.4
Accounts receivable, net	905.0	971.7
Inventories, net	520.5	493.8
Other current assets	93.9	112.3
Deferred income taxes	184.0	141.7
Assets of discontinued operations	599.7	1,617.0

Total current assets	3,460.4	3,917.9
Property, plant and equipment	948.6	941.0
Accumulated depreciation	(458.4)	(445.5)

Net property, plant and equipment	490.2	495.5
Goodwill	2,029.4	2,032.9
Intangibles, net	484.1	495.2
Other assets	624.6	647.0

Total assets	$7,088.7	$7,588.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$466.7	$510.1
Income taxes payable	458.3	74.8
Accrued expenses	639.5	683.6
Short-term debt	43.6	63.5
Current maturities of long-term debt	365.3	48.3
Liabilities of discontinued operations	118.1	433.8

Total current liabilities	2,091.5	1,814.1
Long-term debt	1,025.0	2,414.3
Deferred and other income taxes	682.4	600.6
Other long-term liabilities	593.3	627.8

Total long-term liabilities	2,300.7	3,642.7
Minority interest	4.4	3.9
Shareholders' equity:
Common stock	907.8	899.9
Paid-in capital	1,023.6	988.6
Retained earnings	1,287.2	622.6
Unearned compensation	(60.5)	(33.2)
Accumulated other comprehensive income	212.4	327.5
Common stock in treasury	(678.4)	(677.6)

Total shareholders' equity	2,692.1	2,127.8

Total liabilities and shareholders' equity	$7,088.7	$7,588.5

SPX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in millions, except per share amounts)

	Three months ended March 31,
	2005	2004
Revenues	$1,032.6	$990.9
Costs and expenses:
Cost of products sold	774.4	725.0
Selling, general and administrative	211.6	194.8
Intangible amortization	4.6	2.3
Special charges, net	4.8	1.9

Operating income	37.2	66.9
Other expense, net	(3.3)	(2.4)
Interest expense, net	(30.7)	(39.0)
Loss on early extinguishment of debt	(103.5)	—

Income (loss) from continuing operations before income taxes	(100.3)	25.5
Income tax benefit (provision)	38.7	(12.1)
Equity earnings in joint ventures	4.3	5.7

Income (loss) from continuing operations	(57.3)	19.1
Income (loss) from discontinued operations, net of tax	(0.2)	17.8
Gain on disposition of discontinued operations, net of tax	740.9	—

Income from discontinued operations	740.7	17.8

Net income	$683.4	$36.9

Basic (loss) income per share of common stock
Income (loss) from continuing operations	$(0.77)	$0.26
Income from discontinued operations	9.94	0.24

Net (loss) income per share	$9.17	$0.50

Weighted average number of common shares outstanding	74.556	74.122
Income (loss) from continuing operations for diluted income per share	$(57.3)	$19.1
Net income for diluted income per share	$683.4	$36.9
Diluted (loss) income per share of common stock
Income (loss) from continuing operations	$(0.77)	$0.25
Income from discontinued operations	9.94	0.24

Net income per share	$9.17	$0.49

Weighted average number of common shares outstanding	74.556	75.958

SPX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in millions)

	Three months ended March 31,
	2005	2004
Cash flows from (used in) operating activities:
Net income	$683.4	$36.9
Income from discontinued operations, net of tax	740.7	17.8

Income (loss) from continuing operations	(57.3)	19.1
Adjustments to reconcile (loss) income from continuing operations to net cash from operating activities
Special charges, net	4.8	1.9
Deferred and other income taxes	(38.0)	8.0
Depreciation	19.6	19.1
Amortization of intangibles and other assets	4.7	2.9
Loss on early extinguishment of debt	103.5	—
Accretion of LYONs	4.5	4.3
Pension and other employee benefits	13.3	10.4
Stock-based compensation	5.3	4.7
Other, net	18.1	2.3
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures
Accounts receivable and other	75.3	55.6
Inventories	(26.0)	(41.9)
Accounts payable, accrued expenses, and other	(139.2)	(157.0)
Cash spending on restructuring actions	(6.5)	(10.3)

Net cash used in continuing operations	(17.9)	(80.9)
Net cash from (used in) discontinued operations	(19.9)	2.4

Net cash used in operating activities	(37.8)	(78.5)
Cash flows from (used in) investing activities:
Proceeds from sales of discontinued operations, net of cash sold	1,859.9	—
Proceeds from other assets sales	3.0	11.0
Business acquisitions and investments, net of cash acquired	(2.8)	(40.3)
Capital expenditures	(20.3)	(5.7)

Net cash from (used in) continuing operations	1,839.8	(35.0)
Net cash used in discontinued operations	(2.2)	(19.6)

Net cash from (used in) investing activities	1,837.6	(54.6)
Cash flows from (used in) financing activities:
Repayments of debt borrowings	(405.6)	(36.1)
Repurchases of senior notes	(741.1)	—
Net borrowings (repayments) under other financing arrangements	(22.9)	3.6
Payments to terminate interest rate swap contracts	(13.3)	—
Proceeds from the exercise of employee stock options	7.7	35.8
Dividends paid	(18.5)	(19.0)

Net cash used in continuing operations	(1,193.7)	(15.7)
Net cash from (used in) discontinued operations	(17.7)	14.2

Net cash used in financing activities	(1,211.4)	(1.5)

Decrease in cash and equivalents due to changes in foreign currency exchange rates	(12.1)	(3.4)
Net change in cash and equivalents	576.3	(138.0)
Consolidated cash and equivalents, beginning of period	586.4	721.6

Consolidated cash and equivalents, end of period	$1,162.7	$583.6

Cash and equivalents of continuing operations	$1,157.3	$579.5
Cash and equivalents of discontinued operations	$5.4	$4.1

SPX CORPORATION AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(Unaudited)
(in millions)

	Three months ended March 31,
	2005	2004	%
Thermal Equipment and Services (1)
Revenues	$253.9	$224.7	13.0%
Gross profit	59.2	58.3
Selling, general & administrative	39.9	36.8
Intangible amortization	1.7	0.6

Segment income	$17.6	$20.9	-15.8%

as a percent of revenues	6.9%	9.3%
Flow Technology (1)
Revenues	$216.1	$200.8	7.6%
Gross profit	64.9	71.0
Selling, general & administrative	44.4	42.0
Intangible amortization	1.1	0.2

Segment income	$19.4	$28.8	-32.6%

as a percent of revenues	9.0%	14.3%
Test and Measurement (1)
Revenues	$246.3	$248.0	-0.7%
Gross profit	72.8	73.7
Selling, general & administrative	52.7	49.3
Intangible amortization	0.9	0.5

Segment income	$19.2	$23.9	-19.7%

as a percent of revenues	7.8%	9.6%
Industrial Products and Services (1)
Revenues	$316.3	$317.4	-0.3%
Gross profit	63.7	64.1
Selling, general & administrative	43.7	44.2
Intangible amortization	0.9	1.0

Segment income	$19.1	$18.9	1.1%

as a percent of revenues	6.0%	6.0%
Total segment income (1)	75.3	92.5
Corporate expenses	(20.3)	(13.4)
Pension / retiree healthcare expense (1)	(7.7)	(5.6)
Stock-based compensation	(5.3)	(4.7)
Special charges, net (1)	(4.8)	(1.9)

Consolidated operating income	$37.2	$66.9

(1)
Excludes results of discontinued operations.

SPX CORPORATION AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(Unaudited)
($ in millions)

	Three months ended March 31,
	2005	2004
Cash used in continuing operations	$(17.9)	$(80.9)
Capital expenditures — continuing operations	(20.3)	(5.7)

Free cash flow from continuing operations	$(38.2)	$(86.6)

SPX CORPORATION AND SUBSIDIARIES
ORGANIC GROWTH RECONCILIATION
(Unaudited)

Three months ended March 31, 2005

	Net Revenue Growth (Decline)	Acquisitions/ Divestitures	Foreign Currency	Organic Growth (Decline)
Thermal Equipment and Services	13.0%	—%	2.1%	10.9
Flow Technology	7.6%	2.3%	2.2%	3.1%
Test and Measurement	(0.7)%	5.0%	1.2%	(6.9)%
Industrial Products and Services	(0.3)%	1.5%	0.3%	(2.1)%
Consolidated	4.2%	2.2%	1.3%	0.7%

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SPX REPORTS FIRST QUARTER 2005 RESULTS Revenues up 4%, GAAP EPS of $9.17 Reduces Debt by $1.1 Billion
FINANCIAL HIGHLIGHTS—CONTINUING OPERATIONS
OTHER FIRST QUARTER ITEMS
SPX CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Unaudited) ($ in millions)
SPX CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) ($ in millions, except per share amounts)
SPX CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) ($ in millions)
SPX CORPORATION AND SUBSIDIARIES RESULTS OF OPERATIONS BY SEGMENT (Unaudited) (in millions)
SPX CORPORATION AND SUBSIDIARIES FREE CASH FLOW RECONCILIATION (Unaudited) ($ in millions)
SPX CORPORATION AND SUBSIDIARIES ORGANIC GROWTH RECONCILIATION (Unaudited)